[MALONE & BAILEY, PLLC LETTERHEAD]

March 2, 1999

Securities and Exchange Commission
Washington, D.C.  20549

RE:  Cole Computer Corporation
     SEC File No. 0-23819
     Form 8-K

Dear Ladies / Gentlemen:

The Form 8-K dated December 23, 1998 (filed February 18, 1999) contains unaudited financial information for the fiscal year ended December 31, 1997 and for the 9 month interim period ended September 30, 1998.

After a detailed review of their books and records for 1997, we have concluded that the financial statements for 1996 were not auditable as a practical matter, because inventory represents 50% of total assets, and a substantial portion of the 1996 books were lost. As a result, we were unable to comply with the 60-day Form 8-K audited financial statements requirement.

We are currently conducting an audit as of December 31, 1998 and for the two years then ended. Our report will disclaim an opinion for the statements of income and cash flow because the physical inventory counts as of December 31, 1997 and 1996 were not observed. We have not yet decided whether any further disclaimer on 1997's operating results is required because of the missing records.

Malone & Bailey, PLLC
Houston, Texas